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                                                                    Exhibit 10.5

                       TECHNICAL CENTER SERVICES AGREEMENT

                SERVICES AGREEMENT made as of the 1st day of January 2000 between UCAR CARBON COMPANY INC., a Delaware corporation ("UCAR"), and UCAR GRAPH-TECH INC., a Delaware corporation ("GRAPH-TECH").

                              W I T N E S S E T H :

                WHEREAS, UCAR has been engaged in the business of producing natural, acid-treated and flexible graphite products (the "Business");

                WHEREAS, as of the date hereof (the "Closing Date"), UCAR has transferred to GRAPH-TECH all assets related to the Business pursuant to the Transfer Agreement effective January 1, 2000 between UCAR and GRAPH-TECH (the "Transfer Agreement"); and

                WHEREAS, GRAPH-TECH desires to have UCAR provide certain services to GRAPH-TECH to facilitate the transfer of the operations of the Business to GRAPH-TECH's control and certain site services to GRAPH-TECH to enable GRAPH-TECH to operate the Business immediately following transfer of ownership in the same manner in which the Business was operated prior to the transfer of ownership and UCAR is willing to provide the services on the terms and conditions set forth herein;

                NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, UCAR and GRAPH-TECH (collectively, the "Parties" and, sometimes individually, a "Party"), intending to be legally bound, hereby agree as follows:

SECTION 1 - SERVICES TO BE PROVIDED

                1.1 As used herein, the term "Services" shall mean the services described in Schedule 1.1 attached hereto. The parties may, at any time during the term of this Agreement, mutually agree to amend Schedule 1.1 so as to delete, add or modify services. Any such amendment must be in a writing signed by both parties, except for such changes as provided for in Schedule 1.1.

                1.2 Except as otherwise provided in Schedule 1.1 attached hereto or otherwise mutually agreed by the parties, the Services shall be provided in the same manner, to the same extent and with the same care with which they were provided to the Business by the other business units of UCAR prior to the date hereof and shall be provided subject to and in accordance with the policies, practices, procedures, standards, methods and rules of UCAR from time to time in effect, including, without limitation, those related to occupational health and safety, security and environmental protection. After the date hereof, except as required by law, UCAR shall not adopt policies, practices, procedures, standards, methods or rules which unreasonably discriminate against the Business or modify existing policies, practices, procedures, standards, methods or rules so as to unreasonably discriminate against the Business.
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SECTION 2 - PERIOD OF SERVICES; TERM

                2.1 Except as provided for in Schedule 1.1, GRAPH-TECH may terminate any service and obligation to pay for any or all Services or any category of Services upon thirty (30) days written notice to UCAR.

                2.2 The term of this Agreement shall commence on the date hereof and shall continue for the periods specified in Schedule 1.1 or unless sooner terminated in accordance herewith.

                2.3 Upon the termination of this Agreement, the parties shall be released from any and all obligations hereunder; provided, however, that the parties' respective rights and obligations under Sections 3, 4, 6, 7, 8 and 10 shall survive such termination.

SECTION 3 - COMPENSATION; PAYMENT

                3.1 GRAPH-TECH shall pay to UCAR rent and fees for the Services (a "Fee"). The Fee shall be as specified in Schedule 1.1 and shall determined in accordance with this Section 3.

                3.2 The Fee shall not include, and UCAR shall be separately reimbursed by GRAPH-TECH for its payment of, (i) the cost of purchasing any extraordinary supplies required in connection with providing the Services, (ii) the fees, costs and charges payable to third parties in connection with the Services (including, without limitation, postage, express delivery and messenger charges, common carrier charges and fees and expenses payable to engineering, accounting, law and other professional firms) and (iii) all liabilities and obligations in respect of which the Services constitute only an administrative, clerical or ministerial service.

                3.3 UCAR shall invoice, or cause to be invoiced, GRAPH-TECH on a quarterly basis for the Fees and reimbursements due hereunder. Payment of each invoice shall be due net 30 days from the date of such invoice.

SECTION 4 - LIMITATION ON REPRESENTATIONS

                THERE HAVE BEEN, ARE AND WILL BE NO REPRESENTATIONS, WARRANTIES OR GUARANTEES BY UCAR WITH RESPECT TO THE SERVICES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. NO REPRESENTATION, WARRANTY OR GUARANTEE SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, INCLUDING, WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AS TO THE SERVICES.

SECTION 5 - INDEPENDENT CONTRACTOR

                UCAR shall be deemed to be an independent contractor, and not an agent, partner or joint venturer, in connection with the provision of the Services.

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SECTION 6 - TAXES

                In addition to any other amounts payable hereunder, UCAR shall promptly be reimbursed by GRAPH-TECH for any taxes, excises, imposts, duties, levies, withholdings or other similar charges (except for taxes, excises, imposts, duties, levies, withholdings or charges based on net income) that may be required to be paid on account of the Services; provided, however, that no such reimbursement shall be made to the extent any of them have been included in the calculation of the Fees.

SECTION 7 - CLAIMS

                Receipt of any of the Services hereunder shall constitute an unqualified acceptance of such Services and a waiver of any and all claims with respect to such Services unless UCAR receives written notice of such claims from GRAPH-TECH within 30 days after such receipt. In the case of delayed provision or non-provision of any Services, any and all claims with respect to such delayed provision or non-provision shall be waived unless written notice of such claims is received by UCAR within 30 days after the date on which such Services were first required to be provided. No claim resulting from the breach of this Agreement, as to any Services provided hereunder or for delayed provision or non-provision of any Service hereunder, whether based on negligence, strict liability in tort or breach of warranty or on any other basis, shall be greater in amount than the Fees for that portion of the Services in respect of which such claim is made, and in no event will UCAR be liable to GRAPH-TECH for any special, indirect, incidental or consequential damages or any lost profits, whether based on negligence, strict liability in tort or breach of warranty or on any other basis, even if informed of the possibility of such damages in advance.

SECTION 8 - INDEMNITY

                Except as otherwise provided in the Transfer Agreement, GRAPH-TECH shall, without any responsibility or liability of or recourse to UCAR or its affiliates, directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees, be solely liable and responsible for any and all claims, liabilities, obligations, losses, deficiencies, damages (except for civil or criminal penalties or punitive damages) and judgments of any kind arising out of the actions or inactions of GRAPH-TECH regardless of whom they are asserted by or against, and regardless of whether they are known or unknown or fixed or contingent (the "Liabilities"). GRAPH-TECH shall indemnify UCAR and its affiliates, directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees and assignees for, and shall hold them harmless from and against, any and all Liabilities (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever. Notwithstanding the obligations setout above, Graph-Tech shall not be obligated to defend or indemnify UCAR for UCAR or UCAR's employees negligence or willful conduct.

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SECTION 9 - FORCE MAJEURE

                UCAR shall not be liable for its failure to perform hereunder to the extent that its performance is made impracticable, delayed or prevented, in whole or in part, due to any occurrence beyond its reasonable control, including, without limitation: acts of God; inclement weather; floods; accidents; strikes; lockouts; fires; wars; equipment failures; labor disputes; labor shortages; riots; demonstrations; sabotage; laws, ordinances, rules, regulations, standards or decrees of governmental or other authorities, whether valid or invalid (including, without limitation, import or export prohibitions or priorities, requisitions, allocations and price adjustment restrictions); inability to obtain or unavoidable delay in obtaining necessary power, materials, facilities, services or equipment; interruption or unavoidable delay in communication or transportation; or any other similar or dissimilar occurrence which could have a material adverse impact on the ability of UCAR to perform hereunder. If UCAR fails to perform hereunder as a result of any occurrence contemplated by the preceding sentence, UCAR shall (i) give written notice to that effect to GRAPH-TECH within 10 days after such occurrence together with a statement setting forth reasonably full particulars concerning such occurrence and (ii) use reasonable efforts to remedy such occurrence as quickly as possible. The requirement that such occurrence be so remedied shall not require the settlement of strikes, lockouts or other labor difficulties. To the extent required by any such occurrence, the performance by both parties hereunder shall be suspended during the continuance of any such occurrence (but for no longer period) and this Agreement shall otherwise remain unaffected. If at any time during the term of this Agreement such occurrence is remedied, UCAR shall promptly notify GRAPH-TECH and any such suspension shall end.

SECTION 10 - CONFIDENTIALITY

                10.1 All confidential or proprietary data, reports, records and other information of any kind received by GRAPH-TECH or the affiliates, shareholders, directors, officers, employees, partners, agents, attorneys, accountants, representatives or consultants of GRAPH-TECH from UCAR or the shareholders, directors, officers, employees, partners, agents, attorneys, accountants, representatives or consultants of UCAR under this Agreement or in connection with the transactions contemplated hereby shall be treated as confidential (collectively, "Confidential Information"). Except as otherwise provided herein, GRAPH-TECH shall not use (and shall not permit its affiliates, shareholders, directors, officers, partners, employees, agents, attorneys, accountants, representatives or consultants to use) Confidential Information for its own (or their own) benefit and shall use all reasonable efforts (and shall cause its affiliates, shareholders, partners, directors, officers, employees, agents, attorneys, accountants, representatives and consultants to use all reasonable efforts) to maintain the confidentiality of Confidential Information. If GRAPH-TECH or any of its affiliates, shareholders, directors, officers, partners, employees, agents, attorneys, accountants, representatives or consultants is required to disclose Confidential Information by or to any court, any government or any governmental agency, authority or instrumentality, GRAPH-TECH shall, prior to such

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disclosure, immediately notify UCAR of such requirement and all particulars related to such requirement. UCAR shall have the right, at its expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

                10.2 The restrictions set forth in Section 10.1 hereof shall not apply to the use or disclosure of Confidential Information to the extent, but only to the extent, (i) permitted or required pursuant to any other agreement between the Parties, (ii) necessary by GRAPH-TECH in connection with exercising its rights or performing its duties or obligations under this Agreement or the other agreements described in clause (i) of this sentence, (iii) contemplated by the last 2 sentences of Section 10.1 hereof or (iv) that GRAPH-TECH can demonstrate such Confidential Information (A) is or becomes generally available to the public through no fault or neglect of GRAPH-TECH, (B) is received in good faith on a non-confidential basis from a third party who discloses such Confidential Information without violating any obligations of secrecy or confidentiality, (C) is independently developed after the time of receipt as shown by dated written records or (D) was already possessed at the time of receipt as shown by prior dated written records. The restrictions set forth in
Section 10.1 hereof shall not apply to the use or disclosure by GRAPH-TECH of Confidential Information which relates to the Business or the Assets (as such terms are defined in the Transfer Agreement between GRAPH-TECH and UCAR effective January 1, 2000.

SECTION 11 - NOTICES

                All notices required or permitted to be given pursuant to this Agreement shall be given in writing, shall be transmitted by personal delivery, by registered or certified mail, postage prepaid, or by telecopier and shall be addressed as follows:

                When GRAPH-TECH is the intended recipient:

                  UCAR Graph-Tech
                  11709 Lakewood Avenue
                  Lakewood, Ohio, 44107
                  Attention:  President
                  Telecopy No.:  (216) 529-3888

                When UCAR is the intended recipient:

                  UCAR Carbon Company  Inc.
                  3102 West End Avenue, Suite 1100
                  Nashville, Tennessee  37203
                  Attention: General Counsel
                  Telecopy No.:  (615) 760-7785

A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Party. Each notice transmitted in the manner described in this Section 12 shall be deemed

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to have been given, received and become effective for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery) or the telecopier generated confirmation (if transmitted by telecopier) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

SECTION 12 - GOVERNING LAW; FORUM

                The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio (without giving effect to the laws, rules or principles of the State of Ohio regarding conflicts of laws). Each Party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement shall be commenced and prosecuted in a state court in the State of Ohio. Each Party consents and submits to the non-exclusive personal jurisdiction of any such court in respect of such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any such court and any claim that it may now or hereafter have that any such proceeding in any such court has been brought in an inconvenient forum. Each Party waives any right to trial by jury in any such proceeding.

SECTION 13 - BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES

                This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Party. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Party (if required) shall be void. No person (including, without limitation, any employee of a Party) shall be, or be deemed to be, a third party beneficiary of this Agreement.

SECTION 14 - ENTIRE AGREEMENT

                This Agreement together with the Schedule attached hereto constitutes the entire contract among the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by, between or among the Parties with respect to the subject matter hereof.

SECTION 15 - AMENDMENTS

                No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is

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executed and delivered on behalf of each Party by an officer of such Party.

SECTION 16 - WAIVERS

                No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an officer of such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

SECTION 17 - REMEDIES LIMITED

                The sole and exclusive rights, powers and remedies of GRAPH-TECH, other than such injunctive or other equitable remedies as may be available to GRAPH-TECH, for a breach of or default under this Agreement by UCAR shall be termination under Section 2 hereof or refund of Fees paid, as limited in Section 7 hereof.

SECTION 18 - HEADINGS; COUNTERPARTS

                The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by both of the Parties at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties.

SECTION 19 -  SEVERABILITY

                If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such


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holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.


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                IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.



                                          UCAR CARBON COMPANY INC.

                                          By:      /s/ Karen G. Narwold
                                             -----------------------------------
                                          Name:    Karen G. Narwold
                                          Title:   Vice President


                                          UCAR GRAPH-TECH INC.

                                          By:        /s/ John J. Wetula
                                             -----------------------------------
                                          Name:      John J. Wetula
                                          Title:     President


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                                  SCHEDULE 1.1


                           Services to be Provided by

                            UCAR Carbon Company Inc.

                             to UCAR GRAPH-TECH Inc.


SERVICES: For a term of five (5) years beginning on the date of this Agreement UCAR shall provide the following Services:

         1.       Site Services

         UCAR shall make the facilities in UCAR's Parma, Ohio facility previously utilized by UCAR to conduct the Business available to GRAPH-TECH for use by GRAPH-TECH in its conduct of all manner of research and product development as well as the production of natural, acid-treated and flexible graphite products (the "Business"). GRAPH-TECH shall have full use of the space identified on the attached Exhibit "A". GRAPH-TECH shall not be moved from the space identified without its prior written consent. The Site Services shall include:

         - the use of approximately 1,872 sq. ft. of office space, as designated on the attached Exhibit "A"

         - the use of approximately 5,160 sq. ft. of laboratory space, as designated on the attached Exhibit "A"

         - the use of approximately 864 sq. ft. of storage space, as designated on the attached Exhibit "A"

         - the use of all common areas, restrooms, cafeteria, non-exclusive parking spaces, specialized laboratory facilities and conference rooms (specialized laboratory facilities and conference rooms as available or scheduled in advance)(4,000 sq. ft. allocated for purposes of rent calculation)

         - all utilities including electricity, sewer, natural gas, HVAC, potable and distilled water, compressed air, nitrogen, argon, oxygen, steam and local telephone

         -        shipping and receiving

         -        plant emergency response

         -        mail distribution

         -        custodial and janitorial services

         -        duplicating, fax machines and related office services

         -        use of the cafeteria (subsidy included in rent)


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         -        guard and security services

         -        waste hauling services

         - computer services including local area network (LAN) and support

         - new or used office furniture in good condition and existing lab equipment

                  The Rent for the Site Services shall billed at the following rates:


                  Office and Lab Space                        $ 18.25 per square foot of occupied space

                  Storage Space                               $  5.00 per square foot of occupied space

                  The Quarterly Rent for year 2000 based on the area assigned above shall be:

                  January 1, 2000 - December 31, 2000:        $ 51,413.50       per quarter

                  Because of future expansions of GRAPH-TECH's Business, GRAPH-TECH, from time to time, may request the use of additional space within the facility. Upon receipt of a request, UCAR shall use its best efforts to satisfy GRAPH-TECH's space requirements within UCAR's existing vacant space. Any additional space will be billed at the rates set out above.

         2.       Research and Development Services

         UCAR shall provide the same level of research and development support as existed prior to transfer of the business. Research shall include the equivalent of one full time researcher and administrative support for both the UCAR and GRAPH-TECH research personnel. Development shall include consultation by the Director of the Technical Center and such personnel necessary for the continued protection, maintenance and prosecution of patents, patent applications and other intellectual property/ideas generated at the site. For these services GRAPH-TECH shall pay a flat fee of $60,500.00 per quarter.

         3.       Site Health, Safety and Environmental Services ("HS&EP
                  Services")

         UCAR shall provide the same level of Health Safety and Environmental support services as were previously provided to the Business. The HS&EP Services shall include, among other services, full time support of site HS&EP personnel, the chemical inventory system and hazardous waste disposal. The facility shall provide at the site the services of a nurse and doctor, which shall be made available for all GRAPH-TECH personnel. GRAPH-TECH shall pay a fee in the amount of $10,000.00 per quarter for these services.


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         4.       Stores Services

         UCAR shall provide a company store fully stocked with products and materials necessary for the operation of the Business at least to the same level as existed prior to the transfer of the Business. GRAPH-TECH shall pay a fee in the amount of $1,400.00 per quarter for these services.

         5.       Human Resource Services ("HR Services")

         UCAR shall provide the same level of HR Services as were previously provided to the Business and the GRAPH-TECH personnel located at the facility. HR Services shall include, among other services, all necessary site and corporate training, site payroll and benefit support, full-time support of facility HR staff and employee activities. GRAPH-TECH shall pay a fee in the amount of $5,250.00 per quarter for these services.

         6.       T.I.S. Services

         UCAR shall provide the same level of HR Services as were previously provided to the Business and the GRAPH-TECH personnel located at the facility. TIS Services shall include, among other services, fully updated technical library and related services, subscriptions and online services. GRAPH-TECH shall pay a fee in the amount of $7,500.00 per quarter for these services.

         7.      Per Use Services

         UCAR shall provide the same level of Per Use Services as were previously provided to the Business and the GRAPH-TECH personnel located at the facility. Those Per Use Services shall include and be billed to GRAPH-TECH as follows:

             Analytical and Microscopy                   $   87.64 per hour

             Physical Testing                            $   76.72 per hour

             Pilot Plant with UCAR Technician            $   90.60 per hour

             Pilot Plant with GRAPH-TECH Technician      $   60.24 per hour

             High Temperature Cure Furnace               $1,560.00 per full load

         The Per Use Services shall be provided on a first-come/first serviced basis. Requests for Services by GRAPH-TECH shall be given equal priority among all such requests.

REIMBURSEMENT OF ACTUAL COSTS GRAPH-TECH shall reimburse UCAR for all actual costs incurred related to the Services. UCAR shall provide with each quarterly invoice an itemization of reimbursable expenses along with supporting documentation. Reimbursable expenses shall include those expenses that would not normally be covered with the service and


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which are solely related to the services to the provision of services to
GRAPH-TECH including toll telephone charges, travel and other related expenses.

INCREASE IN RENT/FEES UCAR may increase the Rent and or Fees each year to reflect actual increases in UCAR's operating costs for the facilities used by GRAPH-TECH. UCAR may increase the rent by a percentage not to exceed the lesser of the maximum increase charged to other tenants in the Site or five percent (5%).

RIGHT TO AUDIT During UCAR's normal business hours for the duration of this Agreement, and for a period of one (1) year thereafter, GRAPH-TECH shall have access to such books and to all other records of UCAR as required to verify any and all increases in UCAR operating costs for the facility and/or actual costs reimbursed by GRAPH-TECH.

DISCONTINUANCE/EXTENSION OF SERVICES GRAPH-TECH, in its sole discretion, may discontinue any of the Services in whole or in part and may relocate and move the GRAPH-TECH Business and all of GRAPH-TECH's assets from the UCAR facilities. GRAPH-TECH shall have the right to extend this Agreement and its use of the facilities in one-year increments for the period through December 31, 2009; provided, however, that UCAR may refuse to grant an extension in the event that UCAR sells or otherwise transfers the Parma, Ohio facility. GRAPH-TECH's right to extension may be exercised by providing written notice to UCAR at least 10 days prior to the expiration of the term.


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